Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-164191 and 333-164192 on Form S-8 of our reports dated August 29, 2011, relating to the financial statement and financial statement schedule of Towers Watson & Co. (which report expresses an unqualified opinion) and the effectiveness of Towers Watson & Co.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Towers Watson & Co. as of and for the year ended June 30, 2011.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
August 29, 2011